Exhibit 10.1

MUTUAL SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Mutual Separation Agreement and General Release (“Agreement”) between Michael Campbell (“Employee”) and Bentley Systems, Incorporated (“Bentley”).

    WHEREAS, on January 7, 2025, Bentley and Employee agreed to mutually separate and thus terminate his employment effective January 21, 2025 (“Termination Date”);

WHEREAS, irrespective of whether Employee signs this Agreement, Bentley will pay Employee all unreimbursed business expenses that Bentley would reimburse in the ordinary course, provided Employee submits them in accordance with Bentley policy and no later than three weeks after Employee’s Termination Date, or in accordance with relevant law;

WHEREAS, irrespective of whether Employee signs this Agreement, Bentley will pay Employee final wages and all accrued and unused vacation;

WHEREAS, irrespective of whether Employee signs this Agreement, Bentley has promised to pay for 6 months of executive level outplacement assistance provided by Right Management (which must commence within six (6) months of the Termination Date, valued at $6,193;

WHEREAS, Employee, in consideration of the termination of his employment and acceptance of the compensation and benefits set forth herein, agrees to certain non-disclosure and non-solicitation provisions;

WHEREAS, Bentley has offered Employee additional payments and benefits as a severance arrangement on the terms set forth herein, and Employee has accepted such package; and

WHEREAS, Bentley and Employee also desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including any and all claims and controversies arising out of the employment relationship between Employee and Bentley prior to the effective date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and intending to be legally bound hereby, Employee and Bentley agree as follows:

1.    Acknowledgment of Mutual Separation Resulting in Permanent Termination of Employment. Employee acknowledges that, as a result of this mutual separation, his employment relationship with Bentley permanently ended on the Termination Date.

2.Separation Payment; Benefits. Within two weeks after the Effective Date of this Agreement (as defined in paragraph 5 below), Bentley will pay Employee the total gross sum of $1,500,000.00 in cash, less withholding of all applicable taxes (e.g., FICA taxes and federal, state and, where required, local income taxes). In addition, if Employee timely elects continuation of his health care coverage under COBRA, Bentley will pay the full cost of the COBRA premiums for 9 months, or until Employee is covered under another employer’s group health plan, whichever occurs first. To effectuate this provision, Employee agrees to promptly notify Suzanne Little in Bentley’s Human Resources Department if and when he obtains such other group health coverage. Bentley further agrees that it will pay Employee for expenses under the terms of Bentley’s expense reimbursement policies and practices. Subject to the approval of Employee’s manager, Employee will also be entitled to receive, in cash, his “on-target” cash incentive payment in respect of the fourth quarter of 2024, payable in accordance with Bentley’s standard payroll practice, less withholding of all applicable taxes. Finally, Employee will also be entitled to receive any shares of Bentley Class B Common Stock issuable in connection with the vesting, if any, of Employee’s performance-based restricted stock units granted in 2024 as and when the Bentley Board of Directors (or a committee thereof) makes a final vesting determination in respect thereof, less withholding of all applicable taxes. Employee agrees that he has no entitlement to any salary, bonus, commission, payout, severance pay, vacation pay or other benefits (including employer 401(k) contributions and long-term disability insurance), damages, attorneys’ fees or costs from Bentley except as specifically provided in this Agreement, and that he will not bring any action contrary to this understanding. Employee represents and warrants that he has been properly paid by Bentley for all time worked while employed by Bentley. Employee also agrees that he will submit for reimbursement all receipts for work-related expenses incurred prior to the Termination Date to Bentley no later than the Termination Date. Employee also acknowledges that, as of the Termination Date, he is no longer authorized to incur any expenses, liabilities, and/or obligations on behalf of Bentley, and Employee agrees that, after the Termination Date, he will not hold himself out to be an agent of Bentley.

3.Good Faith Settlement. This Agreement is not, and shall not in any way be construed as an admission by Bentley or its predecessors, or any of its or their directors, officers, agents, colleagues, stockholders or representatives (collectively, the “Interested Parties”), that any of the Interested Parties committed any wrongful or discriminatory acts against Employee, that any of the Interested Parties violated any federal, state or local law, or that Employee’s termination from employment was unwarranted, unjustified, discriminatory or otherwise unlawful. Instead, this Agreement constitutes the good-faith settlement of a claim or potential claim. Bentley specifically disclaims any liability to Employee or any other person on the part of itself and any other Interested Party.

4.Restrictive Covenants and Other Agreements.

a)Confidential Information. The term “Confidential Information” as used herein shall mean an item of information, or a compilation of information, in any form, related to Bentley’s business or the business or personal affairs of Bentley’s clients, that has not been made public or of which it has not authorized public disclosure and that is not already generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes known to others through improper means such as the unauthorized use or disclosure of the information by Employee or another person. Confidential Information includes, but is not limited to, confidential and/or proprietary information concerning Bentley, including without limitation, (1) Bentley’s technical data, trade secrets or know how, (2) information regarding Bentley’s business operations and non-public financial affairs, systems and procedures, (3) research relating to past, present, and potential suppliers, customers, clients, and strategic opportunities of Bentley, (4) contractual terms with, and lists of, Bentley’s clients, customers, vendors, suppliers, and contractors, (5) Bentley’s marketing and business strategies and techniques, (6) information relating to Bentley’s recommendations to suppliers, clients, customers, or potential clients, suppliers, and customers, (7) compensation and performance information about any of Bentley’s employees, other than Employee, (8) applications, operating systems, tools, and communication and other computer software developed or used by Bentley, (9) Bentley’s source and object codes, flowcharts, algorithms, coding sheets, compilers, assemblers, design concepts, routines and subroutines, and documents and manuals for the software described in subsection (8), (10) Bentley’s production processes, purchasing information, price lists, pricing policies, and quoting procedures, (11) Bentley’s discoveries, concepts and ideas, whether or not patentable or protectable by copyright, including without limitation the nature and results of research and development activities, technical information on product or program performance and reliability, processes, formulas, techniques, “know-how”, designs, drawings and specifications; and (12) any other Bentley information Employee has reason to know that Bentley treats as confidential for any purpose. Private disclosure of otherwise Confidential Information to parties Bentley is doing business with shall not cause the information to lose its protected status under this Agreement.

b)Non-Disclosure. For so long as Confidential Information is maintained as confidential by Bentley, Employee agrees that he will not, directly or through others, undertake or attempt to undertake any of the following activities: (i) engage in any unauthorized use or disclosure of Confidential Information to any other person or entity; or (ii) use Confidential Information for Employee’s own personal purposes. Information entrusted to Employee by third parties in confidence that Employee had access to as a result of Employee’s employment (“Third-Party Confidential Information”) shall be subject to the same restrictions, limitations and requirements and any additional guidelines issued by Bentley regarding such Third-Party Confidential Information.

However, if time limitation is required on the post-employment restrictions applicable to Confidential Information that does not qualify as a trade secret or Third-Party Confidential Information, then such restrictions shall be limited to a period of two (2) years following the Termination Date. Trade secret information will remain protected for as long as it qualifies as a trade secret under applicable law. Third-Party Confidential Information will remain protected for as long as allowed under the laws and/or separate agreements that make them confidential. Nothing in the foregoing shall be construed to permit Employee to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after the Termination Date. Employee understands that Employee should have no records of this kind in Employee’s possession or control with which to refresh Employee’s memory after the Termination Date.

c)Non-Solicitation. During the 12-month period following the Termination Date, Employee shall not, directly or through others, solicit, attempt to solicit, or assist in the solicitation of any employee, independent contractor, or consultant of Bentley with whom Employee had work-related contact or learned confidential information about during the Look Back Period, to terminate their relationship with Bentley ( “Covered Individual”); provided that the individuals listed on Schedule 2(c) shall not be deemed Covered Individuals. “Look Back Period” means (i) the last two (2) years of Employee’s employment with Bentley, or such shorter time as Employee was employed, or if that is not enforceable, then (ii) the last one (1) year of Employee’s employment with Bentley.

These non-solicitation restrictions are understood to be reasonably limited by geography to those locations and/or places of business where the employees, independent contractors, and consultants are located and available for solicitation. However, if this restriction requires a different form of geographic limitation under applicable law to be enforceable, then it shall be deemed limited to the “Territory”. For purposes of this Agreement, “Territory” means, as of the Termination Date, the county where Employee resides, the contiguous counties, and either: (i) the geographic territory(ies) assigned to Employee during the Look Back Period (using counties, states, or other recognized boundaries used by Bentley in the ordinary course of its business); or (ii) if Employee has no such geographic assignment or Employee is in a position within the management of Bentley that has company-wide responsibility without geographic limitations, then each county and state where Bentley conducted business during the Look Back Period that Employee has involvement with or access to confidential information about, so long as Bentley continues to pursue business in that territory. References to a county or state include their equivalents.

d)Reasonableness. Employee acknowledges and agrees that the restrictive covenants in Sections 4(b) and 4(c) are reasonable and necessary for the adequate protection of Bentley’s legitimate business interests.

e)Enforcement. In the event of an actual or threatened breach of Section 4(b) and/or 4(c), Employee acknowledges Bentley may have the right to obtain an injunction from a court of competent jurisdiction restraining such a breach or threatened breach and the right to specific performance of the provisions of these Sections. Nothing in this Agreement shall be construed as prohibiting Bentley from pursuing any other available remedies for such breach or threatened breach of Sections 4(b) and/or 4(c). In the event of a breach of the covenants set forth in Section 4(b) and/or 4(c), (i) Bentley shall be relieved of its obligation to make or provide any remaining payments or benefits under this Agreement, except for $500.00, which Employee acknowledges and agrees is sufficient consideration for the releases in this Agreement and shall keep the releases in this Agreement applicable and enforceable; and (ii) Bentley shall be entitled to commence a civil action to recover all payments and benefits previously made or provided under this Agreement or its actual damages, whichever is greater, unless otherwise prohibited by law.

f)Fairness Extension. In the event Employee breaches any provision(s) of Section 4(b) and/or 4(c) and Bentley seeks injunctive relief to enforce that provision(s), the time period for Employee’s obligations will be extended by one day for each day Employee violates it, up to a maximum of one (1) year, or to the extent permitted by law.

g)Return of Company Property. No later than the Termination Date, Employee will return to Bentley all property of Bentley, which is or has been in his possession, custody, or control, including but not limited to written materials, records, computer files, databases, lap-top computers, and documents (whether maintained in hard copy format, digitally, electronically, or in any other medium), and any copies thereof, including, but not limited to, all property of Bentley taken or received by Employee during his employment or upon his separation from Bentley.

h)Cooperation. Following the Termination Date, and thereafter, Employee agrees that Employee shall, without any additional compensation, respond to reasonable requests for information from Bentley regarding matters that may arise in Bentley’s business, including, without limitation, as it relates to director and officer questionnaires. Employee agrees that Employee will respond to any such requests from Bentley promptly. Employee further agrees to fully and completely cooperate with Bentley, its advisors and its legal counsel with respect to any litigation that is pending against Bentley and any claim or action that may be filed against Bentley in the future. Such cooperation shall include Employee being available at reasonable times and places for participating in interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing information to Bentley in preparing defenses to any pending or potential future claims against Bentley. Bentley agrees to reimburse Employee for any travel and legal expenses incurred, in each case, with Bentley’s prior written approval and as a result of such cooperation with Bentley.

5.Release of Claims & Covenant Not to Sue.

a)Release. In exchange for the severance consideration agreed to by Bentley, Employee, for Employee personally and Employee’s representatives, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Bentley and its affiliates, as well as their respective successors, assigns, officers, owners, stockholders, directors, agents, representatives, attorneys, insurers, and employees (“Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, individually or as part of a group action, known or unknown, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, claims of unlawful discrimination, harassment, retaliation, or failure to accommodate; related to terms and conditions of employment; for denial of substantive rights, for compensation or benefits; and/or for wrongful termination of employment, under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Massachusetts Fair Employment Practices Act, the Massachusetts Payment of Wages Law, the Massachusetts Minimum Fair Wages Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Labor and Industries Act, the Massachusetts Privacy Act, the Massachusetts Independent Contractor statute, the Massachusetts Earned Sick Time Law, and the anti-discrimination provisions of the Massachusetts Paid Family and Medical Leave Act, any amendments to the foregoing, or any other federal, state or local statute, rule, ordinance, or regulation, as well as claims in equity or under the common law for tort, breach of contract, wrongful discharge, defamation, emotional distress, and negligence or other unlawful behavior.

Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under employee compensation and benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of expenses under Bentley’s expense reimbursement policies, or (e) which cannot be released by private agreement.

b)Covenant Not to Sue. Employee understands that following the Revocation Period (as defined below), this Agreement will be final and binding. Employee promises not to file a lawsuit or arbitration proceeding based on any claim that is settled by this Agreement. If Employee breaks this promise or fails to comply with Employee’s obligations under the Agreement, Employee agrees to pay all of Bentley’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims covered by this Agreement or any Released Party’s efforts to enforce the terms of this Agreement, to the extent permitted by applicable law, except this covenant not to sue does not apply to claims under the Older Worker Benefit Protection Act (OWBPA) and the ADEA. Although Employee is releasing claims that Employee may have under the ADEA, Employee may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC) or any other federal, state, or local agency charged with the enforcement of any employment laws.

c)Right to Revoke. This Agreement will not become effective or enforceable until seven days after the Employee executes it. Employee may revoke this Agreement at any time within that seven-day period (“Revocation Period”), by sending a written notice to Suzanne Little, at Bentley’s corporate offices located at 685 Stockton Drive, Exton, PA 19341. Such written notice may be sent by email, mail, fax (610-709-5814), or hand delivery. If such a written revocation is received within that seven-day period, this Agreement shall be null and void for all purposes. If the Revocation Period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period, provided Employee does not revoke this Agreement (“Effective Date”).

6.Non-Defamation. Employee agrees not to make any false adverse, malicious, derogatory, disparaging, or defamatory statements or communications about Bentley or any of the other Released Parties with knowledge of their falsity or with reckless disregard for their truth or falsity. Employee also agrees not to post any such statements on the internet or any blog or social networking site including, but not limited to, Facebook, Glassdoor, LinkedIn, or any other internet site or platform.

7.Unemployment Compensation. Bentley makes no representations concerning eligibility for unemployment compensation; provided, however, that Bentley shall truthfully disclose the circumstances of the employment separation to any governmental authority in accordance with state law. Employee acknowledges and understand that any determination as to eligibility for unemployment compensation is made solely by the state agency to which Employee applies for such benefits.

8.Advice of Counsel, Consideration and Revocation Periods, Other Information. Bentley advises Employee to consult with an attorney prior to signing this Agreement. Employee has 21 days to consider whether to sign this Agreement from the date Employee receives this Agreement and any attached information (“Consideration Period”). Employee must return this signed Agreement to Bentley’s representative set forth below within the Consideration Period. If

Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Employee must return this signed Agreement and any revocation to Suzanne Little by email, Suzanne.Little@Bentley.com, within the Consideration Period. Employee agrees with Bentley that changes, whether material or immaterial, do not restart the running of the Consideration Period.

9.Other Representations. Employee hereby acknowledges that neither Bentley nor its agents, attorneys or colleagues made any representations or promises concerning Employee’s rights to the payments and benefits or the terms or effects of this Agreement other than those contained in this Agreement, or the Memorandum, both of which are incorporated by reference herein.

10.Applicable Law; Language of Agreement. This Agreement is governed by and shall be interpreted under the laws of the state in which Employee last worked for Bentley. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

11.Amendment. This Agreement may not be changed or modified, except by a writing signed by Employee and Bentley (or as otherwise permitted herein).

12.Entire Agreement. This Agreement sets forth the entire agreement between Employee and Bentley as to the subject matters hereof and thereof. Any prior agreements between or directly involving Employee and Bentley are superseded by this Agreement, except Employee’s obligations under previously signed agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, and arbitration or other dispute resolution programs remain intact. To the extent there is any conflict in the language between a previously signed agreement and this Agreement, this Agreement shall control.

13. 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto or disregarded to the extent such provision cannot be so administered, interpreted, or construed (collectively, “Section 409A”). Each payment under this Agreement shall be considered a separate and distinct payment. Employee shall have no right to designate the date of any payment under this Agreement. Employee will not be considered to have terminated employment with Bentley and its affiliates for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” (within the meaning of Section 409A). To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement or any other arrangement between Employee and Bentley and its affiliates during the six (6) month period immediately following Employee’s separation from service will instead be paid on the first business day after the date that is six (6) months following Employee’s separation from service (or, if earlier, Employee’s date of death). Nothing contained in this Agreement shall constitute any representation or warranty by Bentley regarding compliance with Section 409A or any other applicable provision of federal, state, local or other tax law. Bentley has no obligation to take any action to prevent the assessment of any tax under Section 409A or any other applicable provision of federal, state, local or other tax law, and neither Bentley nor any of its subsidiaries or affiliates shall have any liability to Employee or any other person with respect thereto.

14.Severability. The provisions of this Agreement are severable, and if any part of this Agreement except the release of claims is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

15.Protected Rights. Nothing in this Agreement (a) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes; (b) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (c) prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; or (d) prevents a non-management, non-supervisory employee from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by Bentley as part of the employee’s job duties. However, by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not Bentley) for information provided to the government agency or otherwise where prohibited. Pursuant to the Defend Trade Secrets Act of 2016, (i) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret except pursuant to court order. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, Employee is not authorized to disclose any information protected by (or to waive in any respect) Bentley's attorney-client privilege or attorney work product privilege.

THIS AGREEMENT CONTAINS A RELEASE OF CLAIMS. READ CAREFULLY BEFORE SIGNING.

Bentley Systems, Incorporated

By:

/s/ Suzanne Little	January 7, 2025
Suzanne Little	Date

Employee:

/s/ Michael Campbell	January 7, 2025
Michael Campbell	Date

Schedule 2(c)

[omitted per Items 601(a)(5) and (6) of Regulation S-K]